Exhibit 10.49

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “First Amendment”) is made and entered into by and between KENNEDY-WILSON, INC., a Delaware corporation (the “Company”), and Donald J. Herrema, an individual (“Employee”).  This amendment will become effective at the times set forth below, including the time at which KW Merger Sub Corp., a subsidiary of Prospect Acquisition Corp. (“PAX”), is merged into the Company (the “Effective Time”).

RECITALS

WHEREAS, Company and Employee have agreed that the terms of the Employment Agreement shall be modified as set forth below and that, except as modified, the Agreement shall remain in full force and effect.

WHEREAS, Company and Employee have agreed that the modifications set forth below that are effective as of the Effective Time shall be conditioned upon the consummation of the merger of PAX into the Company.

AMENDMENT TO AGREEMENT

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement, as follows:

1.                                     Section 3 is amended as of the Effective Time to read as follows:

(a)           Employee shall be employed by the Company pursuant to this Agreement for a term (the “Term”) beginning on June 15, 2009, and continuing through to, and terminating at the close of business on January 31, 2014 (unless earlier terminated pursuant to Section 11).

2.                                     Section 5(c) is deleted effective as of the Effective Time.

3.                                     Section 11(a) is deleted effective as of the Effective Time by deleting the words “eighteen (18) month.”

4.                                     Section 11(c) is amended as of the Effective Time to read as follows:

If the Employee is terminated by Company prior to the end of the Term without cause, then Company shall continue to pay Employee the basic salary described in Section 5(a) for the remainder of the Term of the Agreement on the Company’s ordinary payroll dates applicable to similarly situated employees of the Company, together with such other employee benefits (other than continued participation under the Company’s Section 401(k) plan) as Employee may be entitled to under the provisions of Section 6 (or if such benefits cannot be provided to Employee pursuant to the terms of the applicable plans, comparable benefits, provided, however, that the provision of comparable benefits shall be made following Employee’s termination of employment only if and to the extent that such benefits may be provided at no additional cost to the Company above what was previously paid by the Company). Notwithstanding Section 2, if Company instructs Employee to work full-time or substantially full-time at any location not acceptable to Employee (other than the Company’s main headquarters) that is more than 50 miles from Employee’s then principal place of work and more than 50 miles from Employee’s then principal residence, or eliminates or materially reduces his duties as a senior executive level manager and supervisor of projects, personnel and budgets, then Employee may elect to deem such action(s) a constructive termination by Company and resign his employment, provided that (i) such resignation occurs within one year of such action(s); (ii) Employee provides written notice to the Company of such action(s) within 90 days thereof; and (iii) the Company fails to cure the action(s) constituting such constructive termination within 30 days of receipt of the notice.  In the event of such a resignation, Company shall continue to pay or provide the compensation and benefits described in this Section 11(c) for the remainder of the Term and Employee’s employment shall be terminated.

5.                                       The old Section 12 captioned “Miscellaneous” shall be renumbered as Section 15.

6.                                       A new Section 12 is added, effective as of the Effective Time:

15.                               Restricted Shares.

(a) Immediately after the Effective Time and subject to the conditions set forth herein, Employee shall be issued 900,000 restricted shares of common stock of PAX.  The restricted shares are conditioned on (1) approval by the PAX Compensation Committee of the issuance and terms of the restricted shares under the Kennedy-Wilson Holdings, Inc. 2009 Equity Participation Plan (the “Plan”), subject to the conditions set forth below in (b) and (c), (2) approval of the Plan by the shareholders of PAX, (3) Employee’s continued employment through the dates set forth below in (b), (4) satisfaction of the Performance Target and (5) reapproval of the Performance Target by the PAX Compensation Committee subsequent to the Effective Time.  The “Performance Target” is that the Company’s assets under management by the Company be at least $3 billion.  For this purpose, “assets under management” shall equal the value of assets under management, as reflected in the footnotes to the Company’s financial statements, plus the cost of properties subject to property management contracts with the Company (not taking into account any properties whose value is reflected in the footnotes).  The restricted shares shall be subject to all terms and conditions of the Plan.

(b)           180,000 restricted shares shall become vested on each of the first through fifth anniversaries of the Effective Time, provided that, with respect to the shares vesting on the first anniversary, the Performance Target is met as of September 30, 2010; with respect to the shares vesting on the second anniversary, the Performance Target is met as of September 30, 2011; and with respect to the shares vesting on the third through fifth anniversaries, the Performance Target is met as of September 30, 2012 with respect to each tranche of 180,000 restricted stares, vesting shall be conditioned upon Employee’s continued employment through each of the first, second, third, fourth and fifth anniversaries of the Effective Time, respectively.

(c)           Notwithstanding subsections (a) and (b), if, prior to the Employee’s fully satisfying the above 3-year vesting requirement, Employee’s employment  with the Company shall be terminated by the Company without cause or by Employee for Good Reason, in any such event, the requirement of continued employment shall no longer apply, so that, assuming the Performance Target is met as of the relevant date(s), the restricted shares that have not been forfeited as of such termination date shall thereupon become fully vested, no longer subject to restrictions, and transferable.  As used in this subsection, “Good Reason” shall mean the voluntary termination by Employee of his employment with the Company within six months of the Company’s (A) instructing the Employee to work (or provide services) full-time or substantially full-time at any location not acceptable to the Employee (other than the employer’s main headquarters) that is more than 50 miles from Employee’s principal place of work and more than 50 miles from Employee’s principal residence, (B) eliminating or materially reducing the Employee’s duties for the Company, or (C) materially reducing the Employee’s base pay (or compensation).  In addition, all unvested restricted shares that have not been forfeited in connection with a termination of employment shall become immediately vested in the event of a Change in Control, as defined in the Plan.

7.                                       A new Section 13 is added, effective as of the Effective Time.

13.                               Section 280G.

(a)           Notwithstanding anything in this Employment Agreement to the contrary, in the event that the Company’s independent public accountants (the “Accountants”) shall determine that receipt of all payments or benefits made or provided by the Company or its affiliated companies in the nature of compensation to or for Employee’s benefit (each, a “Payment”), whether payable or to be provided pursuant to this Employment Agreement or otherwise, and including, without limitation, the post-termination payments and benefits provided pursuant to Section 11(c) and the restricted shares provided pursuant to Section 12, would subject Employee to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Payments shall be reduced to the Reduced Amount (as defined below).

(b)           If the Accountants determine that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof.  Any reduction of the Payments shall be made in such a manner as will provide Employee with the greatest Net After-Tax Receipt, as defined below.

(c)           As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that Payments will have been made by the Company to or for the benefit of Employee which should not have been so made (“Overpayment”), or that additional amounts which will have not been paid or distributed by the

Company to or for the benefit of Employee could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Employee which the Accountants believe has a high probability of success, determine that an Overpayment has been made, Employee shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Employee to the Company if and to the extent such payment would not either reduce the amount on which Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accountants determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)                               The following terms have the meanings set forth below:

(i)            “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code.

(ii)           “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of all Payments net of all taxes imposed on Employee with respect thereto under the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Employee’s taxable income for the immediately preceding taxable year, or such other rate(s) as Employee certifies, in Employee’s sole discretion, as likely to apply to him in the relevant tax year(s).

(e)                                Subject to the last sentence of this subsection (e), all determinations made by the Accountants under this Section 13 shall be conclusive and binding upon the Company and Employee for all purposes.  All fees and expenses of the Accountants shall be borne solely by the Company.  For purposes of making the calculations required by this Section 13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make determinations under this Section 13.   In the event that Employee or Company disagrees with the determination of the Accountants under this Section 13, either can have such determination reviewed through the Alternative Dispute Resolution mechanism set forth in Section 12.  If such mechanism is used, review shall be de novo and no presumption of correctness shall attach to the Accountants’ determination.

8.                                     A new Section 14 is added, effective as of January 1, 2009:

14.           Section 409A.

(a)           The Company intends that the reimbursements, payments and benefits to which Employee could become entitled under this Employment Agreement be exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”).  The provisions of this section shall qualify and supersede all other provisions of this Agreement as necessary to fulfill the foregoing intention.  If Company believes, at any time, that any of such reimbursement, payment or benefit is not exempt or does not so comply, Company will promptly advise the Employee and will reasonably and in good faith amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on the Employee and on Company) or to minimize any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable.  Company agrees that it will not, without Employee’s prior written consent, knowingly take any action, or knowingly refrain from taking any action, other than as required by law, that would result in the imposition of tax, interest and/or penalties upon the Employee under Section 409A, unless such action or omission is pursuant to the Employee’s written request.

(b)           To the extent applicable, each and every payment to be made pursuant to this Employment Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

(c)           If Employee is a “specified employee” (determined by Company in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the date that the Employee experiences a separation from service, as defined in Treasury Regulations Section 1.409A-1(h)(1), from the Company (a “Separation from Service”) and if any reimbursement, payment or benefit to be paid or provided under this Employment Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting the Employee to additional tax, interest and/or penalties under Section 409A, then any such reimbursement, payment or benefit that is payable during the first six months following the Employee’s date of termination shall be paid or provided to the Employee in a lump sum cash payment to be made, with interest at the applicable federal rate, on the earlier of (x) the Employee’s death and (y) the first business day of the seventh (7th) month immediately following the Employee’s Separation from Service.  To the extent available, all the exceptions of Treasury Regulations Section 1.409A-1(b)(9) shall apply in implementing the rules of this section.

(d)           Except to the extent any reimbursement, payment or benefit to be paid or provided under this Employment Agreement does not constitute Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Employee in any other calendar year (subject to any lifetime and other annual limits provided under

Company’s health plans), (ii) the reimbursements for expenses for which Employee is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

(e)           Any reimbursement, payment or benefit to be paid or provided under this Employment Agreement due to a Separation from Service that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) will be paid or provided to Employee only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the Employee’s second taxable year following the Employee’s taxable year in which the Separation from Service occurs; provided, however, that Company shall reimburse such expenses no later than the last day of the third taxable year following the Employee’s taxable year in which the Employee’s Separation from Service occurs.

(f)            Any reimbursement, payment or benefit to be paid or provided under this Agreement that constitutes Nonqualified Deferred Compensation due upon a termination of employment shall be paid or provided to Employee only in the event of a Separation from Service.

Subject to the foregoing, the Employment Agreement remains in full force and effect, and Company and Employee hereby ratify and affirm the Employment Agreement in each and every respect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the dates written below.

COMPANY:
KENNEDY WILSON, Inc.
a Delaware corporation

By:
Name: William J. McMorrow	Date
Title: Chairman / Chief Executive Officer

EMPLOYEE:

Donald J. Herrema

Date